EXHIBIT 10(q)

May 24, 2018

Christopher S. Forgy

Dear Chris:

This Letter of Employment is intended to summarize the terms under which you would agree to serve in the corporate position of Senior Vice President/Operations working out of our Grosse Pointe office. This letter is not intended to serve as an employment contract, nor is it intended to create any contractual obligation by either party. The terms of this agreement are as follows:

1.	Beginning May 28, 2018, in consideration for your services, you will be paid an annual base salary of $285,000 payable bi-weekly in accordance with Saga’s current payroll policies.
2.	You will be eligible for an annual discretionary bonus of up to $35,000 as determined by the Company’s Compensation Committee based on the Company’s performance.
3.	You will be given a $750/monthly car allowance paid bi-weekly in the amount of $346.15.
4.	You will be eligible for continued participation in the Company’s 2005 Incentive Compensation Plan, 401k Plan, and Non-Qualified Deferred Compensation Plan as well as the medical, life, disability, dental, vision plans etc. that you are currently enrolled in as part of the Company’s benefit plan.
5.	You will be eligible to enroll in the Company’s executive medical reimbursement plan for senior officers with Benicomp Select. Under this plan, you will submit any eligible out-of-pocket expenses and RX that are not covered by your BlueCross Plan for reimbursement. Such reimbursement will be subject to ordinary payroll tax.
6.	You will receive temporary housing for up to 90 days to assist you in this transition.
7.	You will also receive reimbursement for reasonable moving expenses for a move by DMS Moving Systems from Columbus, Ohio to Grosse Pointe.
8.	You will be reimbursed for up to $2,000 for other documented out of pocket expenses associated with your move.

If you are in agreement with the terms set forth above, please sign and return this Letter of Employment.

We look forward to having you join the corporate team!

Sincerely,

/s/ Marcia K. Lobaito

Marcia K. Lobaito
Sr. Vice President

Agreed to:

/s/ Chris Forgy	5/24/18
Chris Forgy	Date